Exhibit 99.1

ICONIX BRAND GROUP REPORTS RECORD REVENUE AND EARNINGS FOR THE THIRD QUARTER 2010

•	Q3 total revenue of $96.9 million, a 63% increase over the prior year quarter
•	Q3 non-GAAP Iconix net income of $29.8 million, a 32% increase over the prior year
•	Q3 diluted non-GAAP Iconix EPS of $0.40 versus $0.31 in the prior year quarter
•	Q3 and year-to-date free cash flow of $36.7 million and $121.1 million, respectively
•	2011 diluted non-GAAP Iconix EPS guidance of $1.53-$1.58

NEW YORK, New York—October 28, 2010 – Iconix Brand Group, Inc. (NASDAQ: ICON) (“Iconix” or the “Company”), today announced financial results for the third quarter ended September 30, 2010.

Q3 2010 results for Iconix Brand Group, Inc:

Total revenue for the third quarter of 2010 was approximately $96.9 million, a 63% increase as compared to approximately $59.4 million for the third quarter of 2009. EBITDA attributable to Iconix for the third quarter was approximately $52.1 million, a 21% increase as compared to the prior year quarter. Free cash flow for the quarter was approximately $36.7 million. On a non-GAAP basis, which excludes non-cash interest related to the Company’s convertible debt, net income attributable to Iconix increased 32% to approximately $29.8 million and diluted earnings per share, or EPS, for the third quarter of 2010 was $0.40 versus $0.31 for the prior year quarter. On a GAAP basis, net income attributable to Iconix increased 34% to approximately $27.4 million as compared to the prior year quarter and GAAP diluted EPS for the third quarter of 2010 was $0.37 versus $0.28 for the prior year quarter. Third quarter 2010 financials include approximately $12.5 million of revenue or approximately $0.02 of diluted EPS related to the new contract the Company signed with ABC for the Peanuts specials.

Nine months ended September 30, 2010

Total revenue for the nine months ended September 30, 2010 was approximately $244.6 million, a 47% increase as compared to approximately $166.3 million for the prior year period. EBITDA attributable to Iconix for the nine month period was approximately $150.9 million, a 25% increase as compared to the prior year period, and free cash flow was approximately $121.1 million, a 19% increase as compared to the prior year period. On a non-GAAP basis, as defined above, net income attributable to Iconix for the nine month period increased 36% to approximately $83.3 million as compared to the prior year period and non-GAAP diluted earnings per share increased to $1.12 versus $0.93 for the prior year period. On a GAAP basis, net income attributable to Iconix increased 39% to approximately $76.7 million as compared to the prior year period and GAAP diluted earnings per share was $1.03 versus $0.83 for the prior year period.

EBITDA, free cash flow, non-GAAP net income and non-GAAP EPS are all non-GAAP metrics and reconciliation tables for each are attached to this press release.

Neil Cole, Chairman and CEO of Iconix Brand Group, Inc. commented, “2010, thus far has been an exciting year for our Company as we delivered another record quarter in terms of both revenue and earnings to our shareholders. With 27 brands today that represent approximately $12 billion in annual global retail sales, we are the second largest consumer products licensing company in the world, and we remain committed to expanding and growing our portfolio of iconic brands through new categories, geographies and distributions. As we look ahead to 2011, we feel confident about the overall strength of our existing brand portfolio and our ability to acquire world class brands.”

2010 Guidance for Iconix Brand Group, Inc:

The Company is raising its full year 2010 revenue guidance to $323-$328 million from $305-$315 million, its 2010 non-GAAP diluted EPS guidance to $1.38-$1.42 from $1.35-$1.40, and its GAAP diluted EPS guidance to $1.26-$1.30 from $1.23-$1.28. The Company expects to continue to generate strong free cash flow for 2010 of approximately $150- $155 million. This guidance relates to the existing portfolio of brands only and does not include any additional acquisitions.

The 2010 revenue revision is primarily related to the ABC contract in addition to the Company’s positive performance in the third quarter.  The 2010 earnings revision is primarily related to the Company’s strong third quarter results, as the EPS benefit this quarter from the ABC contract will be offset on a full year basis as a result of estimated Peanuts restructuring costs to be incurred in the fourth quarter of 2010.

2011 Guidance for Iconix Brand Group, Inc:

The Company is providing 2011 revenue guidance of $340-350 million, 2011 non-GAAP diluted EPS guidance of $1.53-$1.58 and GAAP diluted EPS guidance of $1.40-$1.45. The Company estimates that free cash flow for 2011 will be approximately $160-165 million. This guidance relates to the existing portfolio of brands only and does not include any additional acquisitions.

See reconciliation tables below for non-GAAP metrics. These non-GAAP metrics may be inconsistent with similar measures presented by other companies and should only be used in conjunction with our results reported according to U.S. GAAP.  Any financial measure other than those prepared in accordance with U.S. GAAP should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. GAAP.

About Iconix Brand Group, Inc.

Iconix Brand Group, Inc. owns, licenses and markets a growing portfolio of consumer brands including CANDIE'S (R), BONGO (R), BADGLEY MISCHKA (R), JOE BOXER (R) RAMPAGE (R) MUDD (R), LONDON FOG (R), MOSSIMO (R) OCEAN PACIFIC(R), DANSKIN (R) ROCA WEAR(R), CANNON (R), ROYAL VELVET (R), FIELDCREST (R), CHARISMA (R), STARTER (R) and WAVERLY (R). In addition, Iconix owns an interest in the ARTFUL DODGER (R), ED HARDY (R), ECKO (R), MARC ECKO (R), ZOO YORK (R), MATERIAL GIRL(TM) and PEANUTS (R) brands. The Company licenses its brands to a network of leading retailers and manufacturers that touch every major segment of retail distribution from the luxury market to the mass market in both the U.S. and worldwide. Through its in-house business development, merchandising, advertising and public relations departments Iconix manages its brands to drive greater consumer awareness and equity.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. The statements that are not historical facts contained in this press release are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors, all of which are difficult or impossible to predict and many of which are beyond the control of the Company, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Such factors include, but are not limited to, uncertainty regarding the results of the Company's acquisition of additional licenses, continued market acceptance of current products and the ability to successfully develop and market new products particularly in light of rapidly changing fashion trends, the impact of supply and manufacturing constraints or difficulties relating to the Company's licensees' dependence on foreign manufacturers and suppliers, uncertainties relating to customer plans and commitments, the ability of licensees to successfully market and sell branded products, competition, uncertainties relating to economic conditions in the markets in which the Company operates, the ability to hire and retain key personnel, the ability to obtain capital if required, the risks of litigation and regulatory proceedings, the risks of uncertainty of trademark protection, the uncertainty of marketing and licensing acquired trademarks and other risks detailed in the Company's SEC filings. The words "believe", "anticipate", "expect", "confident", "will", "project", "provide" "guidance" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date the statement was made. All forward-looking statements are qualified by these cautionary statements and apply only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.
 # #

Contact Information:
Jaime Sheinheit
Investor Relations
Iconix Brand Group
212.730.0030

Condensed Consolidated Income Statements
(in thousands, except earnings per share data)

	(Unaudited)		(Unaudited)
	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2010	2009	2010	2009

Licensing and other revenue	$96,887	$59,367	$244,604	$166,276

Selling, general and administrative expenses	42,032	21,023	90,719	54,661
Expenses related to specific litigation	33	-	240	137

Operating income	54,822	38,344	153,645	111,478

Interest expense, net	9,763	9,021	29,686	28,395

Equity earnings on joint ventures	(25)	(2,559)	(2,242)	(3,366)

Other expenses – net	9,738	6,462	27,444	25,029

Income before income taxes	45,084	31,882	126,201	86,449

Provision for income taxes	13,252	11,428	40,042	31,055

Net income	$31,832	$20,454	$86,159	$55,394

Net income attributable to non-controlling interest	4,423	-	9,435	-

Net income attributable to Iconix Brand Group, Inc.	$27,409	$20,454	$76,724	$55,394

Earnings per share:
Basic	$0.38	$0.29	$1.07	$0.87

Diluted	$0.37	$0.28	$1.03	$0.83

Weighted average number of common shares outstanding:
Basic	72,326	71,336	72,013	63,850

Diluted	74,920	74,070	74,632	66,426

Selected Balance Sheet Items: (in thousands)	(Unaudited) 9/30/2010	12/31/2009

Total Assets	$1,927,964	$1,802,613
Total Liabilities	$822,623	$832,841
Stockholders' Equity	$1,105,341	$969,772

The following tables detail unaudited reconciliations from non-GAAP amounts to U.S. GAAP relating to the adoption of FASB Staff Position No. APB 14-1 “Accounting for Convertible Debt Instruments That May Be Settled In Cash Upon Conversion (Including Partial Cash Settlements)” (ASC Topic 470) (“FSP APB 14-1”), which became effective retroactively for the fiscal years beginning after December 15, 2008.

Note: All items in the following reconciliation tables are attributable to Iconix Brand Group, Inc. and exclude results related to non-controlling interests.

(in thousands, except per share data)

	(Unaudited)		(Unaudited)
	Three months ended		Nine months ended
Net income reconciliation	Sept 30, 2010	Sept 30, 2009	Sept 30, 2010	Sept 30, 2009
Non-GAAP Net Income (1)	$29,827	$22,600	$83,328	$61,468

GAAP Net income	$27,409	$20,454	$76,724	$55,394

Add: Non-cash interest related to FSP APB 14-1	3,506	3,345	10,050	9,461
Deduct: Income taxes related to non-cash interest	(1,088)	(1,199)	(3,446)	(3,387)
Net	2,418	2,146	6,604	6,074

Non-GAAP Net Income	$29,827	$22,600	$83,328	$61,468

	(Unaudited)		(Unaudited)
	Three months ended		Nine months ended
Diluted EPS reconciliation	Sept 30, 2010	Sept 30, 2009	Sept 30, 2010	Sept 30, 2009
Non-GAAP Diluted EPS (1)	$0.40	$0.31	$1.12	$0.93

GAAP Diluted EPS	$0.37	$0.28	$1.03	$0.83

Add: Non-cash interest related to FSP APB 14-1, net of tax	$0.03	$0.03	$0.09	$0.09

Non-GAAP Diluted EPS	$0.40	$0.31	$1.12	$0.93	(a)

(a)  due to rounding this amount may not add down

Forecasted Diluted EPS	Year Ending Dec 31, 2011		Year Ending Dec 31, 2010
	High	Low	High	Low

Non-GAAP Diluted EPS (1)	$1.58	$1.53	$1.42	$1.38

GAAP Diluted EPS	$1.45	$1.40	$1.30	$1.26

Add: Non-cash interest related to FSP APB 14-1, net of tax	$0.13	$0.13	$0.12	$0.12
Non-GAAP Diluted EPS	$1.58	$1.53	$1.42	$1.38

(1)
Non-GAAP Net Income and diluted EPS, are non-GAAP financial measures, which represent net income excluding any non-cash interest, net of tax, relating to the adoption of FSP APB 14-1.  The Company believes these are useful financial measures in evaluating its financial condition because they are representative of only actual cash interest paid on outstanding debt.

(in thousands)

	(Unaudited)		(Unaudited)
	Three months ended		Nine months ended
	Sept 30, 2010	Sept 30, 2009	Sept 30, 2010	Sept 30, 2009

EBITDA (2)	$52,070	$43,037	$150,920	$121,213

Reconciliation of EBITDA:

Net Income	27,409	20,454	76,724	55,394

Add: Income taxes	13,252	11,428	40,042	31,055

Add: Net interest expense	9,112	9,021	27,588	28,395

Add: Depreciation and amortization of certain intangibles	2,297	2,134	6,566	6,369
EBITDA	$52,070	$43,037	$150,920	$121,213

(2) EBITDA, a non-GAAP financial measure, represents income from operations before income taxes, interest, depreciation and amortization expenses. The Company believes EBITDA provides additional information for determining its ability to meet future debt service requirements, investing and capital expenditures.

	(Unaudited)		(Unaudited)
	Three months ended		Nine months ended
(in thousands)	Sept 30, 2010	Sept 30, 2009	Sept 30, 2010	Sept 30, 2009

Free Cash Flow (3)	$36,747	$35,448	$121,128	$101,648

Reconciliation of Free Cash Flow:

Net Income	27,409	20,454	76,724	55,394
Add: Non-cash income taxes, non-cash interest related to convertible debt, depreciation, amortization of trademarks and finance fees, non-cash compensation expense, bad debt expense, net equity earnings from certain joint ventures and non-cash gain/loss from sale of trademarks	9,380	16,763	45,095	48,043

Less: Capital expenditures	(42)	(1,769)	(691)	(1,789)

Free Cash Flow	$36,747	$35,448	$121,128	$101,648

(in thousands)	Year Ending Dec 31, 2011		Year Ending Dec 31, 2010
	High	Low	High	Low
Forecasted Free Cash Flow (3)	$165,000	$160,000	$155,000	$150,000

Reconciliation of Free Cash Flow:
Net Income	$109,000	$105,000	$95,000	$90,000
Add: Non-cash income taxes, non-cash interest related to convertible debt, depreciation, amortization  of trademarks and  finance fees, non-cash compensation expense, bad debt expense, net equity earnings from certain joint ventures and non-cash gain/loss from sale of trademarks

	60,000	60,000	63,000	63,000

Less: Capital expenditures	(4,000)	(5,000)	(3,000)	(3,000)

Forecasted Free Cash Flow	$165,000	$160,000	$155,000	$150,000

(3) Free Cash Flow, a non-GAAP financial measure, represents net income before depreciation, amortization, non-cash compensation expense, bad debt expense, net equity earnings from certain joint ventures, non-cash income taxes, non-cash interest related to convertible debt, non-cash gains/loss from sale of trademarks, and less capital expenditures. The Free Cash Flow also excludes any changes in Balance Sheet items. The Company believes Free Cash Flow is useful in evaluating its financial condition because it is representative of cash flow from operations that is available for repaying debt, investing and capital expenditures.